Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS FOURTH QUARTER 2008 RESULTS

FRANKLIN, Mass., March 12, 2009 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three and twelve month periods ended December 31, 2008.

Fourth quarter 2008 total revenues were $1,254,000, slightly higher than the $1,248,000 reported in the fourth quarter of 2007. The net loss for the fourth quarter of 2008 was $222,000, or $0.01 per diluted share, compared to a net loss of $819,000, or $0.03 per diluted share, in the fourth quarter of 2007.  Cash and cash equivalents at the end of the fourth quarter of 2008 totaled $5,026,000, down from $8,060,000 at the end of the fourth quarter of 2007.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “We are pleased with the steps we took to reduce our net loss in the past quarter, compared to the same period in 2007; this largely reflects our decision this past summer to postpone the U.S. pivotal trial for RenalGuard® and focus instead on our European launch. We look forward to receiving the results of the investigator-sponsored clinical trial at the Cardiologico Centrino Monzino (CCM)-University of Milan later this year, and hope that these results will assist us in both the EU launch and in raising additional funding for the U.S. clinical trial to investigate the efficacy of RenalGuard in preventing Contrast Induced Nephropathy (CIN).”

Mr. Tauscher added, “Our core TMR business in the U.S. continues to provide a base level of revenues, primarily through kit sales and ongoing service revenues, offsetting some of our expenses associated with the RenalGuard launch. We are also cautiously pleased by our continued progress internationally, where revenues associated with both TMR and RenalGuard increased for both the fourth quarter and year of 2008 compared with the same periods in 2007. The international increase reflects laser system sales earlier in 2008, as well as additional RenalGuard sets sold in the fourth quarter to our Italian distributor.”

During the fourth quarter of 2008, 473 disposable TMR kits were shipped, consisting of 466 to hospitals in the U.S. by Novadaq Technologies Inc., PLC’s U.S. marketing and distribution partner for its TMR products, in addition to 7 kits shipped internationally by PLC. In comparison, a total 372 disposable TMR kits were shipped worldwide during the fourth quarter of 2007.

During the fourth quarter of 2008, no new or redeployed laser systems were sold, compared to seven HL2s shipped in the fourth quarter of 2007, of which three were new systems and four were redeployed units. PLC ended the fourth quarter of 2008 with 172 HL2 CO2 Heart Lasers located at heart centers throughout the U.S.

PLC shipped 235 single use sets associated with its RenalGuard System internationally during the fourth quarter of 2008, for its limited European launch of RenalGuard in Italy.

Full Year 2008 Results

PLC reported total revenues of $5,330,000 for 2008, compared to $6,004,000 in 2007.  The net loss for 2008 was $1,940,000, or $0.06 per diluted share, compared to a net loss of $2,367,000, or $0.08 per diluted share, in 2007.

Conference Call

PLC Systems will host a conference call today, March 12, 2009, at 11:00 a.m. ET to discuss these matters. The call may be joined by dialing (866) 356-3377, or internationally, (617) 597-5392, at least ten minutes prior to the start of the call. The passcode is 54960650. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com.  An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  PLC’s newest product, RenalGuard, is approved for sale in the EU as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, we may be unable to raise sufficient funds in the future to implement our business plan and/or commence our planned U.S. clinical trial for RenalGuard, the current CCM clinical trial and the planned future U.S. clinical trial for RenalGuard as a safe and effective CIN prevention device may not be completed in a timely fashion if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser, and RenalGuard are trademarks of PLC Systems Inc.

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PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Product sales	$877	$935	$3,918	$4,564
Service fees	377	313	1,412	1,440
Total revenues	1,254	1,248	5,330	6,004

Cost of revenues:
Product sales	236	423	1,526	1,829
Service fees	157	175	674	806
Total cost of revenues	393	598	2,200	2,635
Gross profit	861	650	3,130	3,369

Operating expenses:
Selling, general and administrative	744	875	3,164	3,794
Research and development	349	698	2,075	2,382
Total operating expenses	1,093	1,573	5,239	6,176

Loss from operations	(232)	(923)	(2,109)	(2,807)

Other income, net	10	90	99	426
Loss before income taxes	(222)	(833)	(2,010)	(2,381)
Benefit from income taxes	—	14	70	14
Net loss	$(222)	$(819)	$(1,940)	$(2,367)

Basic and diluted loss per share	$(0.01)	$(0.03)	$(0.06)	$(0.08)

Average shares outstanding:
Basic and diluted	30,338	30,326	30,333	30,318

CONDENSED BALANCE SHEET

	December 31,	December 31,
	2008	2007
Cash and cash equivalents	$5,026	$8,060
Total current assets	7,562	10,733
Total assets	7,913	11,200
Total current liabilities	3,364	3,811
Shareholders’ equity	3,191	4,950

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